Exhibit 99.1

NEWS RELEASE

Lincoln Financial Group Reports Fourth Quarter and Full Year 2008 Results

Loss in the Quarter Driven by Market-Related Impairments and Non-Cash Charges

Positive Insurance and Retirement Net Flows Despite Challenging Environment

Annualized 2009 Expense Saves of $125-150 Million

Philadelphia, PA, February 9, 2009 – Lincoln Financial Group (NYSE:LNC) today reported a net loss of $506 million, or $1.98 per share, for the fourth quarter of 2008 and net income of $57 million, or $0.22 per diluted share, for the full year of 2008. The fourth quarter loss from operations was $122 million, or $0.48 per share, and full-year income from operations was $858 million, or $3.31 per diluted share.

($ in millions except per share data)

	For the Quarter Ended		For the Year Ended
	2007	2008*	2007	2008
Net Income (Loss)	$113	$(506)	$1,215	$57
Net Income (Loss) per diluted share	0.41	(1.98)	4.43	0.22
Income (Loss) from Operations	341	(122)	1,447	858
Income (Loss) from Operations per diluted share	1.26	(0.48)	5.28	3.31
Average Diluted Shares	269.4	255.4	273.9	259.4

*	As a result of the net loss in the fourth quarter of 2008, shares used in the per share calculation represent basic shares throughout this release.

Significant Items Impacting Fourth Quarter 2008 Net Loss:

•

Net realized losses on general account investments of $283 million, after DAC and tax, or $1.11 per share, partially offset by a net realized gain on the variable annuity hedge program results of $147 million, after DAC and tax, or $0.58 per share.

•	A non-cash impairment to the Bank of America stock held at the corporate level of $85 million, after tax, or $0.33 per share.

•	A non-cash charge of $166 million, after tax, or $0.65 per share, for the impairment of intangibles primarily related to the company’s media assets.

Significant Items Impacting Fourth Quarter 2008 Loss from Operations:

•

A $320 million, after tax, DAC unlocking charge, including prospective DAC unlocking of $263 million related to the company’s revision of future estimated gross profits due to the decline in equity markets and account balances.

•	A loss of $35 million, after DAC and tax, on alternative investments compared to income of $6 million in the year-ago quarter and $12 million in the third quarter of 2008.

Dennis R. Glass, President and CEO, said, “This quarter’s disappointing results reflect the volatile financial markets and deteriorating economy. We have made prudent decisions regarding capital, liquidity and core earnings to maintain financial flexibility. In recognition of the market environment, we took steps during the fourth quarter and first quarter to reduce run-rate expenses by approximately $75 million and expect to achieve total annualized savings of $125-150 million by the end of 2009.”

Glass added, “Our product solutions and distribution expertise provided a strong defense against the challenging external climate, and our retirement and insurance net flows were positive in the quarter and full year. Actions have been taken to reduce the risk profile of our variable annuity products, and as we look forward to 2009, we remain confident in our competitive position and our ability to adapt to an evolving landscape.”

Capital and Liquidity

Lincoln Financial estimates a year-end risk based capital (RBC) position in the range of 380-390% for its principal insurance subsidiary, The Lincoln National Life Insurance Company.

Lincoln Financial maintains liquidity in its principal insurance subsidiaries in the form of cash and cash equivalents of approximately $3 billion. In addition, the insurance company maintains borrowing capacity from the Federal Home Loan Bank and has less than $400 million in securities out on loan with collateral invested in short-term, liquid investments. Lincoln Financial has a $500 million senior debt maturity in April 2009 and currently has sufficient internal resources to retire the debt. The company has diverse sources of liquidity, including unused revolving credit facilities of over $1 billion and an active commercial paper program. Earnings and cash flow from insurance and non-insurance subsidiaries also support holding company liquidity needs.

As of December 31, 2008, the book value per share of Lincoln National Corporation common stock, including accumulated other comprehensive income (AOCI), was $31.15, compared with $44.32 a year ago. Book value per share, excluding AOCI, was $42.09, compared with $43.47 a year ago.

Expense Initiatives

Lincoln initiated actions in the fourth quarter to reduce expenses across the company, focusing on workforce reductions and corporate-wide capital and discretionary spending. The company estimates these actions resulted in annualized pre-DAC and tax savings of approximately $75 million at an estimated cost of $15 million in severance and related expenses. Recognizing market conditions have continued to deteriorate in the first quarter, the company is reviewing its expense base and targeting an additional $50-75 million, pre DAC and tax, in annualized savings by the end of 2009.

Consolidated Retail Retirement and Insurance Deposits and Flows

Consolidated retail deposits into retirement and insurance products, which include individual annuities, defined contribution plans, individual life insurance, and other wealth accumulation and protection products, were $4.8 billion in the fourth quarter of 2008, compared to $6.3 billion a year ago and $5.4 billion in the third quarter of 2008. Consolidated retail net flows in retirement and insurance products were $1.4 billion versus $2.5 billion in the 2007 quarter and $1.7 billion in the sequential quarter. Retirement and insurance account balances were $118 billion as of December 31, 2008.

For the full year, consolidated retail retirement and insurance deposits were $21.8 billion, down 7% versus 2007, while net flows of $7.7 billion were down 4%.

Fourth Quarter 2008 Segment Results

Notable Items by Segment Affecting 4Q 2008 Income (Loss) from Operations**

($ in millions except per share data)

	After-tax Amount	EPS
Individual Annuities (DAC Unlocking, GMDB, Tax-related Items)	$(247)	$(0.97)
Life Insurance (DAC Unlocking, Mortality)	(51)	(0.20)
Defined Contribution (DAC Unlocking, GMDB, Tax-related Items)	(26)	(0.10)
Other Operations (Expenses)	(14)	(0.05)
Group Protection (Expenses)	(3)	(0.01)

**	Excludes total after-DAC and tax losses on alternative investments of $35 million

Retirement Solutions

Individual Annuities

The Individual Annuities segment reported a loss from operations of $172 million in the fourth quarter of 2008 versus income from operations of $119 million in the year-ago period. The current quarter’s results included a net negative impact of approximately $247 million, after tax, primarily attributable to DAC unlocking related to equity market depreciation. Favorable tax-related items in the 2008 quarter were partially offset by an increase in guaranteed minimum death benefit reserves. Losses in the alternative investment portfolio impacted the segment’s earnings by approximately $8 million, after DAC and tax, in the current quarter.

In the quarter, gross deposits were $2.3 billion, down 40% from the year-ago period. Net flows for the segment were a positive $376 million, down from $1.8 billion in the 2007 quarter, driven by the decline in deposits. Variable annuity product deposits were $1.9 billion, reflecting overall weakness in the industry, and net flows of $590 million remained positive, with outflows in line with the prior three quarters. Average variable annuity account balances were down $14.0 billion sequentially in the 2008 quarter.

For the full year, gross deposits of $11.7 billion were down 13% and net flows of $4.1 billion were down 18% with an improvement in outflows versus 2007.

Defined Contribution

Defined Contribution reported a loss from operations of $1 million, versus income from operations of $43 million for the same period a year ago. The fourth quarter of 2008 included a net negative impact of approximately $26 million, after tax, primarily attributable to DAC unlocking related to equity market depreciation. Favorable tax-related items in the 2008 quarter were partially offset by an increase in guaranteed minimum death benefit reserves. Losses in the alternative investment portfolio impacted the segment’s earnings by approximately $3 million, after DAC and tax, in the current quarter.

In the quarter, overall deposits of $1.2 billion were down 2% versus the 2007 quarter. Total net flows were $171 million, reflecting an improvement in persistency versus prior-year and sequential periods. In the mid-to-large market, deposits of $729 million and net flows of $538 million were up 20% and 36%, respectively, compared to the 2007 quarter. In the micro-to-small market, deposits of $255 million were down from $365 million in 2007 and net outflows of $56 million improved versus the year-ago period. In the current quarter, average variable account balances were down sequentially $5.7 billion.

For the full year, overall defined contribution deposits were flat with the prior year, while net flows more than doubled to almost $800 million.

Insurance Solutions

Life Insurance

Life Insurance income from operations was $83 million in the fourth quarter of 2008, compared to $171 million in the fourth quarter of 2007. The current quarter’s results were negatively impacted by approximately $51 million, after tax, primarily attributable to prospective DAC unlocking related to variable universal life insurance, unfavorable mortality and retrospective DAC unlocking related to negative returns in the alternative investment portfolio. Losses in the alternative investment portfolio impacted the segment’s earnings by approximately $21 million, after DAC and tax, in the 2008 quarter.

Life insurance sales, reported as paid annualized premiums, were $211 million in the fourth quarter, down 5% from the year-ago quarter, but up 11% over the third quarter of 2008.

For the full year, life insurance sales were $741 million, compared to $837 million last year. Life insurance in force of $545 billion, grew 2% in 2008, driven by a 4% increase in the interest-sensitive in force.

Group Protection

For the fourth quarter, Group Protection’s income from operations was $18 million, versus $28 million in the prior-year period. The 2008 quarter’s results included unfavorable expenses of approximately $3 million, after tax. The non-medical loss ratio in the current period was 72.8% versus 70.7% in the 2007 quarter, and remained within the expected range of 71-74%. Losses in the alternative investment portfolio impacted the segment’s earnings by approximately $3 million, after DAC and tax, in the current quarter.

Net earned premiums were $383 million in the fourth quarter, up 10% over the year-ago period, driven by continued strong persistency. Annualized sales were $129 million, down 10% from a record 2007 quarter.

Full-year net earned premiums were up 10% to $1.5 billion. Group Protection finished the year strong with record annualized sales in December and reported full-year results of $316 million, down 3% compared to a record 2007.

Investment Management

The Investment Management segment reported a loss from operations of $4 million in the fourth quarter of 2008, compared to income from operations of $27 million in the prior-year period. Fourth quarter 2008 earnings continued to be impacted by deteriorating equity markets and economic conditions. The current quarter included negative returns on seed capital which were partially offset by favorable expense items.

Total deposits for the quarter were $3.8 billion, compared to $5.8 billion a year ago and $4.0 billion in the third quarter of 2008. Negative net flows of $3.3 billion compared to a negative $1.0 billion in the prior-year period, but were flat with the third quarter of 2008. In the current quarter, assets under management declined sequentially $12.1 billion, primarily due to equity markets and negative net flows.

Retail mutual fund performance in the fourth quarter improved for all time periods and 68% of the funds beat their Lipper peer group average in the 1-year, 5-year, and 10-year time horizons as of December 31, 2008.

Lincoln UK

For the fourth quarter, the UK segment’s income from operations was $9 million, compared to $13 million in the fourth quarter of 2007. The current period benefited from a reserve release and reflected the impact of an unfavorable foreign currency exchange rate.

Other Operations

The operating loss in Other Operations was $55 million in the quarter, versus $59 million in the prior-year quarter. The 2008 quarter included net negative items of approximately $14 million, after tax, primarily related to unfavorable expenses. The 2007 quarter included approximately $18 million, after tax, of unfavorable expense items primarily related to non-qualified benefit plan changes. Merger-related expenses were $5 million, after tax, in the current quarter versus $18 million in the prior-year period.

Realized and Unrealized Gains and Losses on Investments

Total gross realized losses on general account investments were $568 million, pre DAC and tax, including losses of $223 million related to residential mortgage backed securities and $105 million related to financial institutions. In addition, the company realized a non-cash impairment of $131 million, pre tax, related to Bank of America common stock, which does not affect statutory capital. The company reported a net unrealized loss position for available-for-sale securities, including unrealized gains, of $2.7 billion, after DAC and tax, at the end of the fourth quarter.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and credit conditions. Please see the Forward-Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The table attached to this release defines and reconciles income from operations, ROE, and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Lincoln Financial Group will discuss the company’s fourth quarter results with investors in a conference call beginning at 11:00 a.m. (ET) on Tuesday, February 10, 2009. Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

- Dial:	(877) 675-4749 (Domestic)
(719) 325-4852 (International)

- Ask for the Lincoln National Conference Call.

The company will also post its fourth quarter 2008 statistical supplement and a general account supplement on its Web site, www.LincolnFinancial.com/investor.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $178 billion as of December 31, 2008. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; mutual funds; managed accounts; institutional investments; and comprehensive financial planning and advisory services. Affiliates also include: Delaware Investments, the marketing name for Delaware Management Holdings, Inc. and its subsidiaries; and Lincoln UK. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:	Jim Sjoreen	Laurel O’Brien
	484 583-1420	484 583-1735
	Investor Relations	Media Relations
	Investorrelations@LFG.com	mediarelations@LFG.com

Definition of Income (Loss) from Operations and ROE

Income (loss) from operations and ROE, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures. Income (loss) from operations represents after-tax results excluding, as applicable, realized gains and losses associated with the following: sale or disposal of securities; impairments of securities; change in the fair value of embedded derivatives within certain reinsurance arrangements and the change in the fair value of related trading securities; change in the fair value of the embedded derivatives of our guaranteed living benefits within our variable annuities net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative; net difference between the benefit ratio unlocking of SOP 03-1 reserves on our guaranteed death benefit riders within our variable annuities and the change in the fair value of the derivatives excluding our expected cost of the hedging instruments; changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products as required under SFAS 133 and SFAS 157, income (loss) from the initial adoption of changes in accounting principles; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; losses on early retirement of debt, including subordinated debt; losses from the impairment of intangible assets and income (loss) from discontinued operations.

The earnings used to calculate ROE, as used in the earnings release, are income (loss) from operations. Income (loss) from operations is an internal measure used by the company in the management of its operations. Management believes that this performance measure explains the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

($ in millions, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2008	2007	2008	2007
Net Income (Loss)	$(505.5)	$112.5	$56.8	$1,214.6
Less:
Excluded realized loss, after-tax	(219.1)	(102.3)	(493.6)	(119.8)
Income (loss) from reserve changes (net of related amortization) on business sold through reinsurance, after-tax	0.4	0.4	1.7	(6.6)
Impairment of intangibles, after-tax	(165.6)	—	(304.6)	—
Income (loss) from discontinued operations, after-tax	0.4	(126.8)	(5.0)	(106.2)

Income (Loss) from Operations	$(121.6)	$341.2	$858.3	$1,447.2

Earnings (Loss) Per Share (Diluted)
Net income (loss)	$(1.98)	$0.41	$0.22	$4.43
Income (loss) from operations	(0.48)	1.26	3.31	5.28

Average Equity
(Excluding AOCI)	$11,045.3	$11,629.6	$11,290.3	$11,591.4

Return on Equity
Net income (loss)	-18.3%	3.9%	0.5%	10.5%
Income (loss) from operations	-4.4%	11.7%	7.6%	12.5%

Definition of Book Value Per Share Excluding AOCI

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, by (b) common shares outstanding. Management provides book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations. Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily due to the affect of capital market conditions on our available-for-sale securities. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of December 31, 2008 and 2007 is set forth below.

	As of December 31,
	2008	2007
Book value per share, including AOCI	$31.15	$44.32
Per share impact of AOCI	(10.94)	0.85
Book value per share, excluding AOCI	$42.09	$43.47

LINCOLN NATIONAL CORPORATION

DIGEST OF EARNINGS

($ in millions, except per share data)

	For the Three Months Ended December 31,
	2008	2007
Revenues	$2,273.3	$2,582.5
Net Income (Loss)	(505.5)	112.5

Earnings (Loss) per Share—Basic	$(1.98)	$0.42
Earnings (Loss) per Share—Diluted	(1.98)	0.41

Average Shares—Basic	255,432,685	266,446,119
Average Shares—Diluted	255,432,685	269,382,569

	For the Years Ended December 31,
	2008	2007
Revenues	$9,883.0	$10,475.3
Net Income	56.8	1,214.6

Earnings per Share—Basic	$0.22	$4.49
Earnings per Share—Diluted	0.22	4.43

Average Shares—Basic	257,498,535	270,298,843
Average Shares—Diluted	259,390,811	273,905,502

Forward Looking Statements — Cautionary Language

Certain statements made in this release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe”, “anticipate”, “expect”, “estimate”, “project”, “will”, “shall” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in our businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•

Continued deterioration in general economic and business conditions, both domestic and foreign, that may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding and investment results;

•

Continued economic declines and credit market illiquidity could cause us to realize additional impairments on investments and certain intangible assets, including goodwill and a valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•	Uncertainty about the impact of the U.S. Treasury’s Troubled Asset Relief Program on the economy; and Lincoln’s ability to participate in the program;

•

Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, Lincoln’s products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline VACARVM; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•

The initiation of legal or regulatory proceedings against Lincoln or its subsidiaries, and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which Lincoln and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and extra-contractual and class action damage cases; (c) new decisions that result in changes in law; and (d) unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of Lincoln’s fixed annuity and life insurance businesses and demand for Lincoln’s products;

•

A decline in the equity markets causing a reduction in the sales of Lincoln’s products, a reduction of asset-based fees that Lincoln charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, value of business acquired, deferred sales inducements and deferred front-end loads and an increase in liabilities related to guaranteed benefit features of Lincoln’s variable annuity products;

•

Ineffectiveness of Lincoln’s various hedging strategies used to offset the impact of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from Lincoln’s assumptions used in pricing its products, in establishing related insurance reserves and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income, including as a result of stranger-originated life insurance business;

•	Changes in GAAP that may result in unanticipated changes to Lincoln’s net income;

•

Lowering of one or more of Lincoln’s debt ratings issued by nationally recognized statistical rating organizations and the adverse impact such action may have on Lincoln’s ability to raise capital and on its liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of Lincoln’s insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention, profitability of its insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of Lincoln’s companies requiring that Lincoln realize losses on such investments;

•

The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including Lincoln’s ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that Lincoln has purchased;

•	Acts of terrorism, war or other man-made and natural catastrophes that may adversely affect Lincoln’s businesses and the cost and availability of reinsurance;

•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that Lincoln can charge for its products;

•

The unknown impact on Lincoln’s business resulting from changes in the demographics of Lincoln’s client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, portfolio managers in the Investment Management segment, financial planners or wholesalers.

The risks included here are not exhaustive. Lincoln’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact Lincoln’s business and financial performance. Moreover, Lincoln operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on Lincoln’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of the release.